Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
October 2, 2008 3:30 p.m. ET	Ginny Dunn Associate Director Corporate Communications & Investor Relations 240-864-2643
ENTREMED ANNOUNCES STOCK LISTING TRANSFER TO NASDAQ CAPITAL MARKET
     ROCKVILLE, MD — October 2, 2008 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has received approval from the Nasdaq Listing Qualifications Department to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The transfer will become effective as of the opening of the market on Friday, October 3, 2008.
     The Nasdaq Global Select Market, the Nasdaq Global Market, and the Nasdaq Capital Market are the three market tier designations for companies listed on the Nasdaq. The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market. EntreMed’s trading symbol will remain “ENMD” and trading of the Company’s stock will be unaffected by this change. Securities listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.
     The Company’s decision to transfer to the Nasdaq Capital Market is in response to a letter dated April 4, 2008 from the Nasdaq Stock Market, LLC notifying the Company that its common stock failed to close above the minimum closing bid price of $1.00 per share for 30 consecutive business days, which is required for listing on the Nasdaq Global Market. Transfer to the Nasdaq Capital Market extends the requirement to achieve a minimum $1.00 bid price until March 30, 2009.
     James S. Burns, President and Chief Executive Officer, commented, “We have sufficient capital to advance our priority clinical oncology programs. Listing our shares on the Nasdaq Capital Market extends our compliance period by six months, during which time we expect to make further clinical progress and will continue to pursue a development partner for our Aurora/angiogenesis program. We will also continue to explore available options for regaining compliance with Nasdaq listing requirements.”

About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway, is currently in multiple Phase 2 clinical trials for cancer. ENMD-1198, a novel antimitotic agent, and ENMD-2076, a selective kinase inhibitor, are in Phase 1 studies in advanced cancers. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation, cell signaling and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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